UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2013

Commission File Number: 333-179321

GREAT EAST ENERGY, INC.
 (Exact name of registrant as specified in its charter)

Delaware	46-0525801
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

173 Keith St., Suite 300
Warrenton, VA 20186
(Address of principal executive offices)

Tel: (646) 627-7326
Fax: 540-347-2291
(Registrant’s telephone number, including area code)

Epsilon Corp.
(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03  AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

Effective September 10, 2013, Epsilon Corp., a Delaware corporation (the “Company”) amended its Certificate of Incorporation to: (i) change its name to Great East Energy, Inc., and (ii) increase its authorized stock to 110,000,000 shares consisting of 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Under the Certificate of Amendment, the Board of Directors of the Company is authorized to provide for the issuance of shares of preferred stock in one or more series with such designations, preferences and rights as determined by the Board.

In connection with the change of name, the Company changed its stock symbol from EPSO to GASE which change shall become effective 20 business days after September 16, 2013, the effective date of the approval of the change of symbol by the Financial Industry Regulatory Authority.

The foregoing description of the Certificate of Amendment is qualified in its entirety by the text of the amendment annexed hereto as Exhibit 3.1.

ITEM 8.01  OTHER EVENTS.

On September 16, 2013, the Company effected a 56-for-1 forward stock split of its issued and outstanding shares of common stock. As a result of the forward split, 907,641 shares of common stock issued and outstanding immediately before the forward split increased automatically, and without any further action from the Company’s stockholders, to 50,827,896 shares of common stock. The authorized number and par value of common stock were unchanged.

The Company’s stockholders will be issued common stock certificates reflecting the forward split upon surrender of their existing stock certificates to the Company’s transfer agent: Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, FL 32725, Telephone: (813) 344-4490.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d)      The following exhibits are filed with this report:

Exhibit No.	Description

3.1	Certificate of Amendment

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great East Energy, Inc.

Dated: September 19, 2013	By:	/s/ Michael Doron
Name: Michael Doron
Title: Chief Executive Officer

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